Exhibit 99.6

AIROBOTICS LTD.
Consolidated Statements of Financial Position

	As of June 30		As of December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Current assets
Cash and cash equivalents	2,849	4,556	6,686
Restricted cash	57	60	62
Accounts receivables	356	122	250
Inventory	1,126	—	1,210
Other accounts receivables	307	652	393
	4,695	5,390	8,601
Non-current assets
Long-term deposits	46	32	34
Right-of-use-assets	508	777	674
Property and equipment, net	2,772	5,557	3,142
Intangible assets, net	15	39	26
	3,341	6,405	3,876
Total assets	8,036	11,795	12,477

Current liabilities
Accounts payables	85	447	312
Lease liability	309	310	328
Government grants liability	78	196	134
Convertible loans	—	13,282	—
Loan from related party	1,043	—	—
Other Payables	1,281	1,722	1,517
	2,796	15,957	2,291
Non-current liabilities
Government grants liability	1,528	1,352	1,348
Long-term lease liabilities	223	545	452
SAFE liability	—	4,497	—
	1,751	6,394	1,800
Total liabilities	4,547	22,351	4,091

Equity
Ordinary share capital	52	153	51
Share premium and reserves	150,331	119,949	149,094
Foreign currency translation reserve	(2)	(3)	(2)
Accumulated deficit	(146,892)	(130,655)	(140,757)
Total equity (deficiency)	3,489	(10,556)	8,386
Total liabilities and equity	8,036	11,795	12,477

The attached Notes constitute an integral part of the interim consolidated financial statements.

September 22, 2022	Ron Stern	Meir Kliner	Yishay Curelaru
Financial statements approval date	Chairman	CEO and Director	CFO & COO

AIROBOTICS LTD.
Consolidated Statements of Comprehensive Income

	For the six months ended June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Revenues (see Note 3)	544	1,646	3,287
Cost of revenues	1,299	2,225	3,661
Gross loss	755	579	374
Research and development expenses	2,103	4,255	7,702
Sales and marketing expenses	1,104	799	3,219
General and administrative expenses	1,646	2,787	6,033
Other expenses (income), net	287	(880)	146
Operating loss	5,895	7,540	17,474
Financing expenses	330	1,141	1,383
Financing income	90	14	88
Loss for the period	6,135	8,667	18,769

Other comprehensive loss

Other comprehensive loss that may be reclassified to profit or loss in subsequent periods (net of tax):
Loss from exchange differences on translation of foreign operations	—	3	2
Loss from disposal of foreign operation	—	466	466
Total other comprehensive loss, net of tax	—	469	468
Total comprehensive loss	6,135	9,136	19,237

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit)

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	Unaudited
	U.S. dollars in thousands
Balance as of January 1, 2022	51	149,094	(2)	(140,757)	8,386
Loss for the period	—	—	—	(6,135)	(6,135)
Capital contribution from related party(*)	—	78	—	—	78
Exercise of options by employees	1	15	—	—	16
Share-based payments	—	1,144	—	—	1,144
Balance as of June 30, 2022	52	150,331	(2)	(146,892)	3,489

____________

(*)      See Note 4 (d).

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	Unaudited
	U.S. dollars in thousands
Balance as of January 1, 2021	153	116,323	466	(121,988)	(5,046)
Loss for the period	—	—	—	(8,667)	(8,667)
Other comprehensive loss	—	—	(469)	—	(469)
Equity component in a convertible loan	—	183	—	—	183
Exercise of options by employees	—	3	—	—	3
Share-based payments	—	3,440	—	—	3,440
Balance as of June 30, 2021	153	119,949	(3)	(130,655)	(10,556)

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Changes in Equity (Equity Deficit) — (Continued)

	Ordinary share capital	Share premium and reserves	Foreign currency translation reserve	Accumulated deficit	Total
	U.S. dollars in thousands
Balance as of January 1, 2021	153	116,323	466	(121,988)	(5,046)
Loss for the period	—	—	—	(18,769)	(18,769)
Other comprehensive loss	—	—	(468)	—	(468)
Exercise of options	1	34	—	—	35
Equity component in a convertible loan	—	217	—	—	217
Share-based payments	—	7,185	—	—	7,185
Conversion of convertible loan	775	14,123	—	—	14,898
Shareholders’ contribution to equity	—	3,436	—	—	3,436
Reduction of share par value	(896)	896	—	—	—
Conversion of SAFE liability	8	4,464	—	—	4,472
Issuance of share capital, net of issuance costs	9	5,847	—	—	5,856
Issue costs related to conversion of convertible loan	—	(3,436)	—	—	(3,436)
Exercise of options	1	5	—	—	6
Balance as of December 31, 2021	51	149,094	(2)	(140,757)	8,386

The attached Notes constitute an integral part of the interim consolidated financial statements.

AIROBOTICS LTD.
Consolidated Statements of Cash Flow

	For the six months ended June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	U.S. dollars in thousands
Operating activities
Loss	(6,135)	(8,667)	(18,769)

Adjustments to reconcile loss to net cash flows from operating activities
Depreciation and impairment of property and equipment and right-of-use assets	729	435	1,861
Amortization and impairment of intangible assets	11	18	32
(Gain) or loss on disposal or sale of property and equipment	26	(355)	(292)
Impairment of inventory	84	—	—
Share-based payments	1,144	3,440	7,185
Financing expenses, net	135	1,109	1,361
Revaluation of government grants	(37)	(144)	(203)
Loan forgiveness guaranteed by the US government	—	(166)	(166)
Income from disposal of foreign operation	—	(466)	(466)
Remeasurement of options	—	—	38
	2,092	3,871	9,350
Changes in items of assets and liabilities:
Decrease (increase) in accounts receivable	(106)	6	(122)
Decrease (increase) in other accounts receivable	29	(373)	(108)
Increase (decrease) in accounts payable	(227)	193	92
Increase (decrease) in other payables	(188)	297	114
	(492)	123	(24)
Net cash used in operating activities	(4,535)	(4,673)	(9,443)

Investing activities
Change in restricted cash, net	—	(11)	(14)
Investments in deposits	(6)	(2)	(4)
Proceeds from sale of property and equipment	7	983	997
Purchase of property and equipment	(235)	(334)	(518)
Net cash provided by (used in) investing activities	(234)	636	461

Financing activities
Repayment of loans received	—	(833)	(833)
Proceeds from exercise of options, net	12	3	4
Payment of interest for loans and leases	(24)	(38)	(66)
Payment of lease liability	(162)	(155)	(319)
Loan from related party(*)	1,100	—	—
Proceeds from issuance of share capital, net	—	—	5,856
Proceeds from government grants	64	335	416
Payment of government grant royalties	(57)	(12)	(69)
Proceeds from convertible loan	—	4,063	5,446
Proceeds from SAFE	—	4,455	4,455
Cash provided by financing activities	933	7,818	14,890
Exchange rate differences of cash balances and cash equivalents	(1)	(5)	(2)
Net Increase (decrease) in cash and cash equivalents during the year	(3,837)	3,776	5,906
Cash and cash equivalent at the beginning of the period	6,686	780	780
Cash and cash equivalent balance at the end of the period	2,849	4,556	6,686

AIROBOTICS LTD.
Consolidated Statements of Cash Flow — (Continued)

		For the six months ended June 30		For the year ended on December 31 2021
		2022	2021
		Unaudited		Audited
		USD thousands
(a)	Significant non-cash transactions:
	Purchase of property and equipment on credit	14	34	—
	Right-of-use asset recognized with corresponding lease liability	(10)	28	64
	Non-cash share issuance	3	—	6
	Conversion of convertible loan, SAFE & Warrant liability	—	—	19,402

The attached Notes constitute an integral part of the interim consolidated financial statements.

____________

(*)      See Note 4(d).

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 1: General

a.      Airobotics Ltd. (“Company”) was incorporated in Israel on August 5, 2014 and began operations on that date.

b.      The Company collects, analyses, and provides access to information automatically using a UAV (“unmanned aerial vehicle”–multi-motor drone). The Company has developed systems that include data collection and data processing for valuable insights for customers, in an automated process, which does not require human contact and without human intervention, and provides its customers with end-to-end service, which enables the extraction of value from data collected from the airspace using an automated UAV, automatically, quickly, safely, and efficiently.

As of December 31, 2021, considering the expansion of the Company’s operations in the United Arab Emirates, the Company intend to sell the UAV equipment itself (a system that includes the docking station, 2 Drones and Mast), in addition to its service package as described above.

c.      On September 22, 2021, the Company completed its initial public offering (IPO) on the Tel Aviv Stock Exchange Ltd. (“TASE”).

d.      As of June 30, 2022 the Company has wholly-owned subsidiaries in the United States, Singapore and Dubai.

The Company’s subsidiary Airobotics Inc. was incorporated in the United States in 2016 and began operations during 2018. The subsidiary operates in sales, marketing and support of the Company’s products in the United States.

The subsidiary Airobotics PTE was incorporated in Singapore during the second quarter of 2019. As of the reporting date, the subsidiary has no sales and marketing activities.

The subsidiary Airobotics Gulf DMCC was incorporated in Dubai on March 8, 2022. The subsidiary will concentrate sales and marketing activities in the United Arab Emirates and the Persian Gulf countries.

e.      These financial statements were prepared in a condensed form as of June 30, 2022 and for the six-month period that ended on that date (hereinafter: Interim Consolidated Financial Statements). These statements should be reviewed in connection with the Company’s annual financial statements as of December 31, 2021 and for the year that ended on that date and the notes accompanying them (hereinafter: the Annual Consolidated Financial Statements).

f.       The Company has significant losses since its establishment. During the years the Company has financed its operations mainly through equity, convertible loans from shareholders; bank loans, and grants from the Israel Innovation Authority. The Company has negative cash flow from operating activities of $4,535 thousand, and a comprehensive loss of $6,135 thousand for the six-month period that ended on June 30, 2022, and an accumulated deficit of $146,892 thousand as of June 30, 2022. The Company has not yet signed a new contract with a material customer for 2022, a contract that the Company expected to be a significant part of its future growth. In addition, as of the reporting date, there are no signed orders from customers. The shareholder’s obligation to the Company, as noted in note 1 e (4) below depends on the agreement between the parties and as stated has not been fully realized through the date of approval of the financial statements.

The Company will be required to obtain additional financing in the short term in order to support its operation. The Company’s ability to successfully carry out its business plan is primarily dependent upon the continued financial support from its shareholders and its ability to raise sufficient additional capital. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed to support its operations.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 1: General (cont.)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

The management’s plans include, among other things, the following:

1.      On August 4, 2022, the Company entered into a binding merger agreement with Ondas, which is a public company traded on Nasdaq, for further information See also Note 5 (a).

2.      Efficiency and improving profitability — during 2020 and 2021, the Company’s workforce was reduced. As a result, the salary expenses was reduced along with other operating expenses. in order to improve profitability and significantly reduce the operating loss. The Company will consider further reductions in the future, as necessary, if the Company’s plan in connection with the acquisition of the Company by the third party does not succeed, in a manner that does not harm the Company’s current activities and the Company’s ability to provide service to its customers.

3.      Raising additional capital and debt — the Company will act to raise funds from additional sources in the form of capital and/or debt from existing and new shareholders and/or act to receive financing from external sources as needed.

4.      On February 10, 2022, the Company received from a related party a letter of obligation to support the Company as needed, without limit of amount, for a period of at least 24 months from the date of the letter, through capital investment under terms to be agreed between the Company and the related party and pursuant to a board of directors’ resolution to be made. The Company and its legal counsels believe that the letter of obligation is considered a legal agreement that is binding on the related party to invest funds if the Company needs those funds as needed. Also, according to the Company, the related party has the sources of funding to meet the obligation. In addition, in May 2022, the Company received a loan from the related party, as stated in Note 4 (c).

5.      The Company will work to expand its activities in new markets.

6.      In September 20, 2022, the Company entered into a loan agreement according to which Ondas shall provide the Company with credit of up to $1.5 million (see note 5 (c)).

NOTE 2: Summary of Significant Accounting Policies

a.      Basis for preparing the interim consolidated financial statements:

The interim consolidated financial statements have been prepared in accordance with IAS 34, “Interim Financial Reporting”.

The significant accounting policies applied in the preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the annual consolidated financial statements, except as described below:

b.      Initial adoption of amendments to existing financial reporting and accounting standards:

1.      Amendment to IAS 16, “Property and equipment”:

In May 2020, the IASB issued an amendment to IAS 16, “Property and equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of property and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 2: Summary of Significant Accounting Policies (cont.)

The Amendment is effective for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendment did not have a material impact on the Company’s interim financial statements.

2.      Amendments to IFRS 3, “Business Combinations”:

In May 2020, the IASB issued Amendments to IFRS 3, “Business Combinations — Reference to the Conceptual Framework”, which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately.

The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine at the acquisition date whether as a result of a past event, a present obligation exists or whether the event that creates an obligation to pay the levy occurred by the acquisition date.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

The Amendments are applied prospectively for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendments did not have a material impact on the Company’s interim financial statements.

3.      Annual improvements to IFRSs 2018-2020:

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, “Financial Instruments” (“the Amendment”). The Amendment clarifies which fees a company should include in the “10% test” described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

According to the Amendment, fees paid net of any fees received that are included in the cash flows are only those fees paid or received between the borrower and the lender, including fees paid or received by either the borrower or lender on the other’s behalf.

The Amendment is effective for annual periods beginning on or after January 1, 2022. The Amendment is applied to financial liabilities that are modified or exchanged on or after the beginning of the annual reporting period in which the entity first applies the Amendment, that is from January 1, 2022.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 3: Revenue from services

The company has service agreements for collecting information and making it accessible, according to customer requirements.

	For the six months ended on June 30		For the year ended on December 31 2021
	2022	2021
	Unaudited		Audited
	USD thousands
Revenue by geographical markets:
Singapore	149	1,495	2,841
Israel	275	151	326
United Arab Emirates	120	—	120
	544	1,646	3,287

Breakdown of revenues by customers:
Monitoring and policing authorities (“Smart City”)	269	1,495	2,961
Industry	275	151	326
	544	1,646	3,287

NOTE 4: Material Events during the Reporting Period

a.      On May 10, 2022, the Company received a letter from a government body in the United Arab Emirates informing the Company of its intention to purchase two of the Company’s systems during the current year, and that $2 million was allocated for the purchase. As stated in the letter, the parties will remain in contact until the procedures required by the governmental body in the United Arab Emirates to carry out the purchase are completed. It is noted that as of the approval date of the report, the order had not yet been placed.

b.      Share-based compensation:

1.      In February 2022, the Company granted Mr. Moshe Maor, an independent director of the Company, 66,340 options to purchase 66,340 ordinary shares of NIS 0.01 par value each of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 7.07 per share for four years from the commencement date of the vesting period. The options will vest over three years. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 104,389.

2.      In June 2022, the Company granted an employee of the Company 30,000 options to purchase ordinary shares of NIS 0.01 par value shares of the Company, in accordance with the Company’s Israeli options plan. Each of the options will be exercisable to a Company share, subject to its vesting, during the exercise period in exchange for an exercise price, not linked, of NIS 0.28 per share for ten years from the grant date of the options, or termination of the contract between the Company and the employee, the earlier of which. All the options vested in one tranche on June 16, 2022. The valuation of the option price was based on the market value of the Company using the Black and Scholes model as of the grant date. The fair value of all the options granted, as of the grant date, is NIS 64,889.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 4: Material Events during the Reporting Period (cont.)

c.      Related party disclosers:

On May 19, 2022, the Company entered into a loan agreement (the “Agreement”) with the OurCrowd Group, an related party in the Company (the “Lender”), according to which the Lender will provide the Company, upon signing the agreement, with a loan of USD 1.1 million dollars (the “Loan Principal”), at an annual interest of 6% (the “Interest”). The principal will be repaid in one lump sum on May 19, 2027 or within 30 business days from the date on which the Company will raise capital, either in one round or in several rounds, totaling together USD 2 million dollars or more (“Round”), whichever comes first (“Maturity Date”). The interest will be paid annually on December 31 of each calendar year for the past year or part of it, as the case may be, or on the Maturity Date as defined above, or on an early maturity date, as stated below. It is clarified that the loan and/or any other loan taken by the Company will not be counted for the purpose of calculating the cumulative total capital raised.

The Company may repay the loan (Principal and Interest) early, in whole or in part, at any time and for any reason, with advance notice in writing to the Lender 7 days prior to the early repayment, at its sole discretion, and without an early repayment fee. The repayment of the loan will not be secured by a lien, or any other collateral and the loan is not convertible to equity.

The Company undertook that starting from the date of signing the Agreement, and as long as the loan Principal and the accrued Interest have not been repaid in full, the Company will not take a loan and/or any other financing with a higher priority than the loan from any party other than the Lender, without the prior consent in writing of the Lender. It is clarified that the Company may take a loan and/or any other financing from any other party at any time and without the Lender’s approval, if the loan and/or other financing will be used, among other things, to repay the Loan in full.

If the Company does not make any payment to the Lender under the Agreement, the Company must pay the Lender immediately upon its first demand, for the amount in arrears, interest on arrears for the period in arrears at a rate of 5% per year plus VAT (in addition to the Interest, as defined above), without prejudice to the right of the Lender to other remedies.

As this is a loan on favorable terms from a shareholder of the Company, the beneficial component was classified as a capital contribution from related party. The discount rate was calculated using the WACC (weighted average cost of capital) model. The WACC is the weighted rate of return required by the holders of capital and debt. The WACC was valued at about 19.27%.

The rate of return on equity was calculated using the CAPM (capital asset pricing model) model. According to this model, the rate of return on equity is derived from risk-free interest plus a market risk premium multiplied by the Company’s systematic risk level in relation to the standard deviation of the market portfolio. The average duration was calculated for the owner’s loan at the measurement date, according to the projected duration of the loan (December 31, 2022), in accordance with the binding merger agreement with Ondas.

The total fair value of the loan at the measurement date was USD 1,022,258. The remaining amount of the loan, USD 77,742, was classified as a capital contribution from related party.

NOTE 5: Material Events after the Reporting Period

a.      On July 5, 2022, the Company entered into a Memorandum of Understanding with Ondas Holdings Inc. (“Ondas”), a Nevada corporation publicly traded on the Nasdaq and which develops and supplies private wireless networks, as well as providing automatic data solutions using drones, for the acquisition of the Company by Ondas through a reverse triangular merger wherein a wholly owned Israeli subsidiary of Ondas (“Talos”), to be incorporated for such purpose, would merge into and be absorbed by the Company and, as a result, Ondas would become the sole shareholder of the Company (the “Merger”).

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 5: Material Events after the Reporting Period (cont.)

On August 4, 2022, the Company entered into a Merger Agreement with Ondas and Talos for the purpose of defining the terms and conditions of the Merger. According to the Merger Agreement, each holder of an Ordinary Share of the Company, par value of NIS 0.01 each, immediately prior to the date of the Merger, would receive, in exchange for such share, 0.16806 shares of Ondas, par value of US$ 0.0001 each. This compensation was considered by the Company’s Audit Committee prior to approval.

As a result of the Merger: (i) the Company will continue to exist and will become an Israeli private subsidiary company wholly owned by Ondas; (ii) the shares of the Company will be delisted from the Tel Aviv Stock Exchange (“TASE”) and it will cease to be considered a “reporting company”; (iii) the securities of the Company will be exchanged for shares of Ondas; and (iv) Talos will merge into the Company and be dissolved without liquidation and shall be removed from the Israeli Registrar of Companies’ registry.

As of August 4, 2022, the compensation reflected a price per share of US$ 0.89 (approximately NIS 3.00), which was calculated based on the representative USD:ILS exchange rate and the known closing price of Ondas’ shares on the last day prior to August 4, 2022. It represented an approximately forty-eight percent (48%) premium on the average share price weighted with the trading cycles of the Company on the TASE in the thirty days prior to August 4, 2022 and an approximately seventy-one percent (71%) premium on the known closing price of the Company’s shares on the TASE on August 4, 2022.

Following the date of the Agreement, Ondas will grant the company up to $1.5 million credit amount for the financing of the ongoing activities of the Company (see note c below).

The closing of the Merger shall take place on a date to be set by the parties but no later than two business days following the completion or waiver of all the required terms of the Merger Agreement.

The Merger Agreement included obligations and restrictions on all parties for the period between August 4, 2022 and the closing of the Merger (or a terminate date), including, amongst others, the repayment of the US$ 1,100,000 loan owed to OurCrowd by the Company (the “OurCrowd Loan”) immediately following the closing of the Merger if the Company chooses not to pay off the OurCrowd Loan prior to the closing of the Merger.

The Merger Agreement included certain circumstances in which, if they occur, the Company will be required to pay Ondas a termination fee of US$ 800,000 (the “Termination Fee”), in addition to payment for expenses of up to US$ 1,000,000 (the “Termination Cap”), provided that the Company is not required to pay more than the Termination Cap in the aggregate, including the Termination Fee.

b.      On August 4, 2022, the Company received letters of waiver from three company officers, Meir Kliner, CEO and Director; Yishay Curelaru, CFO and COO; and Eitan Rotberg, VP of Product and Sales. In the letters, the officers waive the salary update for the Company’s officers following the initial public offering and any rights by virtue thereof as set forth in the waivers. It is clarified that due to a voluntary salary reduction from the month of October 2021, the actual salary update does not actually apply to the CFO and COO and to the VP of Product and Sales, and regarding the Company’s CEO, a partial update was affected.

c.      In September 20, 2022, the company entered into a Credit and Guaranty Agreement according to which Ondas shall provide the Company with credit of up to USD 1.5 million, which shall be utilized for the purpose of financing the Company’s ongoing activities, subject to customary conditions, including the delivery of documents and standard approvals to the Lender.

The conditions of the loan are as followed:

The Credit amount will be available to the company starting October 3, 2022.

AIROBOTICS LTD.
Notes to the Interim Consolidated Financial Statements

NOTE 5: Material Events after the Reporting Period (cont.)

Date of Repayment will be the earliest of: (a) February 1, 2023; or (b) Date of termination of the Merger Agreement due to a breach of its terms by the Company.

The Company has the right to early repayment, partial or in full (with no additional fee).

Interest rate of the loan will be a fixed interest at a rate of 6% on the principal drawn down.

An additional 2% of interest will be added in the event of a breach. The Loan’s principal and accrued interest shall be repaid in one payment on the due date.

Guarantees and collateral: (1) A first-degree floating charge in favor of the Lender, on all of the Company’s assets, rights, and property, of any kind and type, both existing and future (including, but not limited to, intellectual property), with the exception of all of the assets, rights, and property that were excluded in the Agreement. (2) A first-degree fixed charge on the Company’s intellectual property, equipment, and other fixed assets, with the exception of the equipment and assets that were excluded in the Agreement. (3) AIROBOTICS INC, an American subsidiary (100%) of the Company, shall guarantee the payment of the Company’s obligations and shall grant a charge in favor of the Lender on all of its existing and future assets, rights, and property.